Exhibit 99.1

Press Release

October 24, 2014

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. QUARTERLY EARNINGS PER SHARE UP 18 PERCENT, QUARTERLY DIVIDEND INCREASED BY 17 PERCENT

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that third quarter 2014 net income was $5.06 million, or $0.32 per diluted common share. This compares to net income for the third quarter of 2013 of $4.36 million, or $0.27 per diluted common share. Based on our continued strong earnings performance, the Company’s Board of Directors declared a regular quarterly dividend of $0.14 per common share, which is a 17 percent increase over the previous quarterly dividend of $0.12 per common share. The dividend is payable on November 19, 2014, to shareholders of record on November 5, 2014.

“We are pleased with our third quarter performance,” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “All of our performance metrics continued to improve and remained in the top quartile of our industry. This was evidenced again by our continued inclusion as one of 35 bank holding companies named a 'Sm-All Star' by the investment banking firm Sandler O’Neill + Partners, L.P. A total of 443 bank holding companies were considered. This is the third year in a row we have been included in this group of America’s best banks. We are one of only two companies to be on this list of top-performing banks for three years in a row.”

Revenue (defined as net interest income plus noninterest income), not including investment securities gains, for the third quarter of 2014 was 7 percent higher than the third quarter of 2013. Fees from trust services were 36 percent higher than the same quarter last year. Gains and fees from the sale of residential mortgages were 116 percent higher this quarter than the third quarter last year. Conversely, expenses for the third quarter of 2014 declined 12 percent from the same quarter last year, primarily because of lower costs associated with other real estate owned.

Consistent with past performance, all three of our markets continue to produce positive results. “We continue to be very pleased with our growth in the Rochester, Minnesota area, with outstanding loans of $39.29 million as of September 30, 2014, up 22 percent from the second quarter, and our deposits are up 15 percent over the same period,” said Mike Zinser, Market President for Rochester. “Since we opened our Rochester office in 2013, our growth has been driven by business banking relationships, which are being added at an increasing pace.  Our residential mortgage volume is also growing as Rochester customers see the value in working with a local, experienced mortgage banking team,” added Mr. Zinser.
Eastern Iowa Market President, Lynn Rowat, states, “We are expanding our customer base while keeping a close eye on credit quality. We appreciate the loyalty and relationships we continue to develop with our customers as we share the benefits of working together.”

Brad Winterbottom, West Bank President said, “Business activity continues to be strong in Central Iowa as we expand relationships with current customers. Diligent efforts by our bankers are providing opportunities to present West Bank to prospects.”

For the first nine months of 2014, net income was $14.20 million, or $0.89 per diluted common share, up from $12.61 million, or $0.75 per diluted common share for the first nine months of 2013.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its third quarter 2014 results during a conference call scheduled for this afternoon, Friday, October 24, 2014, at 2:00 p.m. Central Time. The telephone number for the conference call is 888-317-6016. A recording of the call will be available until November 6, 2014, at 877-344-7529, pass code: 10038842.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines metropolitan area, two full-service offices in Iowa City, one full-service office in Coralville and an office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	September 30, 2014	September 30, 2013
Assets
Cash and due from banks	$34,480	$62,592
Short-term investments	204	29,400
Investment securities available for sale, at fair value	287,913	359,556
Investment securities held to maturity, at amortized cost	51,364	—
Federal Home Loan Bank stock, at cost	13,964	11,629
Loans held for sale	343	421
Loans	1,083,077	959,016
Allowance for loan losses	(13,345)	(14,741)
Loans, net	1,069,732	944,275
Bank-owned life insurance	31,910	26,222
Other real estate owned	4,495	6,276
Other assets	28,396	30,742
Total assets	$1,522,801	$1,471,113

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$347,279	$347,957
Interest-bearing:
Demand	217,141	164,993
Savings	495,613	495,550
Time of $100,000 or more	88,441	87,604
Other time	56,788	69,688
Total deposits	1,205,262	1,165,792
Short-term borrowings	43,870	44,458
Long-term borrowings	130,621	132,384
Other liabilities	7,323	7,322
Stockholders' equity	135,725	121,157
Total liabilities and stockholders' equity	$1,522,801	$1,471,113

Financial Information (continued) (unaudited)
(in thousands)

CONSOLIDATED STATEMENTS OF	Three Months Ended September 30,		Nine Months Ended September 30,
INCOME	2014	2013	2014	2013
Interest income
Loans, including fees	$11,934	$11,382	$34,936	$33,617
Investment securities	1,912	2,042	5,888	5,561
Other	14	20	43	99
Total interest income	13,860	13,444	40,867	39,277
Interest expense
Deposits	592	854	1,851	2,591
Short-term borrowings	5	23	23	76
Long-term borrowings	974	941	2,780	2,627
Total interest expense	1,571	1,818	4,654	5,294
Net interest income	12,289	11,626	36,213	33,983
Provision for loan losses	100	(1,000)	250	(850)
Net interest income after provision for loan
losses	12,189	12,626	35,963	34,833
Noninterest income
Service charges on deposit accounts	713	747	2,106	2,190
Debit card usage fees	443	527	1,306	1,351
Trust services	363	266	1,013	743
Gains and fees on sales of residential mortgages	457	212	1,059	949
Increase in cash value of bank-owned life
insurance	198	162	534	492
Realized investment securities gains, net	210	—	716	—
Other income	246	216	767	643
Total noninterest income	2,630	2,130	7,501	6,368
Noninterest expense
Salaries and employee benefits	3,961	4,007	12,059	11,962
Occupancy	1,072	984	3,107	2,917
Data processing	546	532	1,626	1,515
FDIC insurance expense	190	182	561	547
Other real estate owned expense	3	1,137	398	1,138
Other expenses	1,622	1,571	5,009	4,995
Total noninterest expense	7,394	8,413	22,760	23,074
Income before income taxes	7,425	6,343	20,704	18,127
Income taxes	2,362	1,980	6,502	5,518
Net income	$5,063	$4,363	$14,202	$12,609

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2014
3rd Quarter	$0.32	$0.32	$0.12	$15.68	$14.01
2nd Quarter	0.30	0.30	0.12	16.45	13.53
1st Quarter	0.28	0.27	0.11	15.98	13.64

2013
4th Quarter	$0.27	$0.27	$0.11	$16.64	$13.34
3rd Quarter	0.27	0.27	0.11	14.50	11.74
2nd Quarter	0.25	0.25	0.10	12.27	10.10
1st Quarter	0.23	0.23	0.10	11.72	10.46
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
SELECTED FINANCIAL MEASURES	2014	2013	2014	2013
Return on average assets	1.32%	1.19%	1.27%	1.17%
Return on average equity	15.00%	14.41%	14.61%	13.02%
Net interest margin	3.56%	3.49%	3.58%	3.45%
Efficiency ratio*	48.39%	51.14%	50.16%	52.70%

			As of September 30,
			2014	2013
Texas ratio*			6.21%	12.46%
Allowance for loan losses ratio			1.23%	1.54%
Tangible common equity ratio			8.91%	8.24%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•	Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.